Exhibit 4.10

Milestone Pharmaceuticals Inc.

2021 Inducement Plan

Adopted by the Board of Directors: December 10, 2021

1.            General.

(a)            Eligible Award Recipients. The only persons eligible to receive grants of Awards under this Plan are individuals who satisfy the standards for inducement grants under Nasdaq Marketplace Rule 5635(c)(4) or 5635(c)(3), if applicable, and the related guidance under Nasdaq IM 5635-1. A person who previously served as an Employee or Director will not be eligible to receive Awards under the Plan, other than following a bona fide period of non-employment. Persons eligible to receive grants of Awards under this Plan are referred to in this Plan as “Eligible Employees.” These Awards must be approved by either a majority of the Company’s “Independent Directors” (as such term is defined in Nasdaq Marketplace Rule 5605(a)(2)) (“Independent Directors”) or the Company’s compensation committee, provided such committee is comprised solely of Independent Directors of the Company (the “Independent Compensation Committee”) in order to comply with the exemption from the stockholder approval requirement for “inducement grants” provided under Rule 5635(c)(4) of the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 5635(c)(4) and the related guidance under Nasdaq IM 5635-1 (together with any analogous rules or guidance effective after the date hereof, the “Inducement Award Rules”).

(b)            Available Awards. The Plan provides for the grant of the following types of Awards: (i) Nonstatutory Stock Options, (ii) Share Appreciation Rights (iii) Restricted Share Awards, (iv) Restricted Share Unit Awards, (v) Performance Share Awards, (vi) Performance Cash Awards, and (vii) Other Share Awards.

(c)            Purpose. The Plan, through the granting of Awards, is intended to help the Company provide (i) an inducement material for certain individuals to enter into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Marketplace Rules, (ii) incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and (iii) provide a means by which Eligible Employees may benefit from increases in value of the Common Shares.

2.            Administration.

(a)            Administration by Board. The Board will administer the Plan; provided, however, that Awards may only be granted by either (i) a majority of the Company’s Independent Directors or (ii) the Independent Compensation Committee. Subject to those constraints and the other constraints of the Inducement Award Rules, the Board may delegate some of its powers of administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)            Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan and the Inducement Award Rules:

(i)            To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Shares under the Award; (E) the number of Common Shares subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Share Award; provided, however, that Awards may only be granted by either (i) a majority of the Company’s Independent Directors or (ii) the Independent Compensation Committee.

(ii)           To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)         To settle all controversies regarding the Plan and Awards granted under it.

(iv)          To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or the time at which cash or Common Shares may be issued in settlement thereof).

(v)           To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under the Participant’s then-outstanding Award without the Participant’s written consent except as provided in subsection (viii) below.

(vi)          To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be materially impaired by any amendment of the Plan unless (1) the Company requests consent of the affected Participant, and (2) such Participant consents in writing.

(vii)         To submit any amendment to the Plan for shareholder approval.

(viii)        To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (B) to comply with other applicable laws or listing requirements.

(ix)          Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)           To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Employees who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(xi)          To effect, with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase or strike price of any outstanding Share Award; (B) the cancellation of any outstanding Share Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Share Award, (3) Restricted Share Unit Award, (4) Other Share Award, (5) cash and/or (6) other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (x) covering the same or a different number of Common Shares as the cancelled Share Award and (y) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

(c)            Delegation to Committee.

(i)            General. Subject to the terms of Section 4(c), the Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)           Rule 16b-3 Compliance. The Committee may consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)            Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.            Shares Subject to the Plan.

(a)            Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Share Awards will not exceed 1,000,000 shares (the “Share Reserve”). For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of Common Shares that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Share Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b)            Reversion of Shares to the Share Reserve. If a Share Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Share Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than shares), such expiration, termination or settlement will not reduce (or otherwise offset) the number of Common Shares that may be available for issuance under the Plan. If any Common Shares issued pursuant to a Share Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares subject to a Share Award (or portion thereof) that are surrendered to the Company in satisfaction of tax withholding obligations on a Share Award or as consideration for the exercise or purchase price of a Share Award will again become available for issuance under the Plan.

(e)            Source of Shares. The shares issuable under the Plan will be authorized but unissued Common Shares.

4.            Eligibility.

(a)            Eligible Award Recipients. Awards may only be granted to persons who are Eligible Employees described in Section 1(a) of the Plan, where the Award is an inducement material to the individual’s entering into employment with the Company or an Affiliated within the meaning of Rule 5635(c)(4) of the Nasdaq Marketplace Rules or is otherwise permitted pursuant to Rule 5635(c) of the Nasdaq Marketplace Rules.

(b)            Specific Share Award Limitations. Nonstatutory Stock Options and SARs may not be granted to Eligible Employees who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless (i) the shares underlying such Share Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Share Awards are granted pursuant to a corporate transaction such as a spin off transaction), (ii) the Company, in consultation with its legal counsel, has determined that such Share Awards are otherwise exempt from Section 409A of the Code, or (iii) the Company, in consultation with its legal counsel, has determined that such Share Awards comply with the distribution requirements of Section 409A of the Code.

(c)            Approval Requirements. All Awards must be granted either by a majority of the Company’s Independent Directors or the Independent Compensation Committee.

5.            Provisions Relating to Options and Share Appreciation Rights.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be Nonstatutory Stock Options at the time of grant. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)            Term. No Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b)            Exercise Price. The exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Shares subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Shares subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or share appreciation right pursuant to a corporate transaction and in a manner consistent with the provisions of Section 409A of the Code. Each SAR will be denominated in Common Shares equivalents.

(c)            Purchase Price for Options. The purchase price of Common Shares acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i)            by cash, check, bank draft or money order payable to the Company;

(ii)           pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)          by a “net exercise” arrangement pursuant to which the Company will reduce the number of Common Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Common Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares otherwise issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares otherwise issuable are withheld to satisfy tax withholding obligations; or

(iv)          in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d)            Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Share Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of Common Shares equal to the number of Common Share equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Share equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e)            Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)            Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)           Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law.

(iii)         Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)            Vesting Generally. The total number of Common Shares subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Common Shares as to which an Option or SAR may be exercised.

(g)            Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service), but only within the period of time ending on the earlier of (i) the date that is three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement, which period will not be less than thirty (30) days if necessary to comply with applicable laws unless such termination is for Cause) and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR as applicable will terminate.

(h)            Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Common Shares would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements or other applicable securities laws, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Shares received on exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of months (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)            Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement, which period will not be less than six (6) months if necessary to comply with applicable laws) and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j)            Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement, which period will not be less than six (6) months if necessary to comply with applicable laws) and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k)            Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)            Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any Common Shares until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company's then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Share Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Share Awards and are hereby incorporated by reference into such Share Award Agreements.

6.            Provisions of Share Awards Other than Options and SARs.

(a)            Restricted Share Awards. Each Restricted Share Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, Common Shares may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Share Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Share Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Award Agreements need not be identical. Each Restricted Share Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration. A Restricted Share Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, or (B) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)           Vesting. Common Shares awarded under the Restricted Share Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)          Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the Common Shares held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Share Award Agreement.

(iv)          Transferability. Common Shares acquired under the Restricted Share Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Award Agreement, as the Board will determine in its sole discretion, so long as Common Shares awarded under the Restricted Share Award Agreement remains subject to the terms of the Restricted Share Award Agreement.

(v)           Dividends. A Restricted Share Award Agreement may provide that any dividends paid on Common Shares will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Share Award to which they relate.

(b)            Restricted Share Unit Awards. Each Restricted Share Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Share Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Award Agreements need not be identical. Each Restricted Share Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration. At the time of grant of a Restricted Share Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each Common Share subject to the Restricted Share Unit Award. The consideration to be paid (if any) by the Participant for each Common Share subject to a Restricted Share Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)           Vesting. At the time of the grant of a Restricted Share Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Share Unit Award as it, in its sole discretion, deems appropriate.

(iii)          Payment. A Restricted Share Unit Award may be settled by the delivery of Common Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Share Unit Award Agreement.

(iv)          Additional Restrictions. At the time of the grant of a Restricted Share Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Common Shares (or their cash equivalent) subject to a Restricted Share Unit Award to a time after the vesting of such Restricted Share Unit Award.

(v)            Dividend Equivalents. Dividend equivalents may be credited in respect of Common Shares covered by a Restricted Share Unit Award, as determined by the Board and contained in the Restricted Share Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Common Shares covered by the Restricted Share Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Share Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Share Unit Award Agreement to which they relate.

(vi)           Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Share Unit Award Agreement or other written agreement between a Participant and the Company or an Affiliate, such portion of the Restricted Share Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)            Performance Awards.

(i)            Performance Share Awards. A Performance Share Award is a Share Award that is payable (including that may be granted, may vest or may be settled) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Share Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by a majority of the Company’s Independent Directors or the Independent Compensation Committee. In addition, to the extent permitted by applicable law and the applicable Award Agreement, a majority of the Company’s Independent Directors or the Independent Compensation Committee may determine that cash may be used in payment of Performance Share Awards.

(ii)           Performance Cash Awards. A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by a majority of the Company’s Independent Directors or the Independent Compensation Committee, in its sole discretion. A majority of the Company’s Independent Directors or the Independent Compensation Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as a majority of the Company’s Independent Directors or the Independent Compensation Committee may specify, to be paid in whole or in part in cash or other property.

(iii)          Independent Director or Independent Compensation Committee Discretion. A majority of the Company’s Independent Directors or the Independent Compensation Committee retains the discretion to adjust or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Share Award Agreement or the written terms of a Performance Cash Award.

(d)            Other Share Awards. Other forms of Share Awards valued in whole or in part by reference to, or otherwise based on, Common Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Shares at the time of grant) may be granted either alone or in addition to Share Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, a majority of the Company’s Independent Director’s or the Independent Compensation Committee will have sole and complete authority to determine the persons to whom and the time or times at which such Other Share Awards will be granted, the number of Common Shares (or the cash equivalent thereof) to be granted pursuant to such Other Share Awards and all other terms and conditions of such Other Share Awards.

7.            Covenants of the Company.

(a)            Availability of Shares. The Company will keep available at all times the number of Common Shares reasonably required to satisfy then outstanding Share Awards.

(b)            Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan, as necessary, such authority as may be required to grant Share Awards and to issue Common Shares upon exercise or settlement of the Share Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act or other securities or applicable laws, the Plan, any Share Award or any Common Shares issued or issuable pursuant to any such Share Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance of Common Shares under the Plan, the Company will be relieved from any liability for failure to issue Common Shares upon exercise or settlement of such Share Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Shares pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)            No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the tax treatment or time or manner of exercising such Share Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.            Miscellaneous.

(a)            Use of Proceeds from Issuance of Common Shares. Proceeds from the issuance of Common Shares pursuant to Share Awards will constitute general funds of the Company.

(b)            Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c)            Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Common Shares subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of Common Shares under, the Award pursuant to its terms, and (ii) the issuance of the Common Shares subject to such Award has been entered into the books and records of the Company.

(d)            No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) subject to applicable employment standards legislation, the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is domiciled or incorporated, as the case may be.

(e)            Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes a leave of absence) after the date of grant of any Award to the Participant, subject to applicable employment standards legislation, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)            Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Shares under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that such Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Shares subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Shares. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Shares under the Share Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Shares.

(g)            Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, foreign, state, provincial or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Common Shares from the Common Shares issued or otherwise issuable to the Participant in connection with the Share Award; provided, however, that no Common Shares are withheld with a value exceeding the maximum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Share Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h)           Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(i)            Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code or the Tax Act, as applicable. Consistent with Section 409A of the Code or the Tax Act, as applicable, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)            Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Common Shares or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(k)           Compliance with Section 409A of the Code. Unless otherwise expressly provided for in an Award Agreement, to the extent applicable, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. To the extent Section 409A of the Code is applicable, if the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Common Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

9.           Adjustments upon Changes in Common Shares; Other Corporate Events.

(a)           Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), and (ii) the class(es) and number of securities and price per share subject to outstanding Share Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)           Dissolution. Except as otherwise provided in the Share Award Agreement, in the event of a Dissolution of the Company, all outstanding Share Awards (other than Share Awards consisting of vested and outstanding Common Shares not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the Common Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Share Award is providing Continuous Service; provided, however, that the Board may, in its sole discretion, cause some or all Share Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Share Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.

(c)           Transaction. The following provisions will apply to Share Awards in the event of a Transaction unless otherwise provided in the Share Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Share Award. In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Share Awards, contingent upon the closing or completion of the Transaction:

(i)            arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Share Award or to substitute a similar share award for the Share Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Transaction);

(ii)           arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Shares issued pursuant to the Share Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)          accelerate the vesting, in whole or in part, of the Share Award (and, if applicable, the time at which the Share Award may be exercised) to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Transaction), with such Share Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Transaction, which exercise is contingent upon the effectiveness of such Transaction;

(iv)           arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Share Award;

(v)            cancel or arrange for the cancellation of the Share Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi)           make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Share Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be $0 if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Shares in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Share Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Share Award.

(d)           Change in Control. A Share Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Share Award Agreement for such Share Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

10.           Plan Term; Earlier Termination or Suspension of the Plan.

The Board may suspend or terminate the Plan at any time. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

11.           Choice of Law.

The laws of the province of Quebec and the laws of Canada applicable therein will govern all questions concerning the construction, validity and interpretation of this Plan.

12.           Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)           “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)           “Award” means a Share Award or a Performance Cash Award.

(c)           “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)           “Board” means the Board of Directors of the Company.

(e)           “Capital Shares” means each and every class of common shares of the Company, regardless of the number of votes per share.

(f)            “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Shares subject to the Plan or subject to any Share Award after the Adoption Date without the receipt of consideration by the Company through merger, amalgamation, arrangement, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g)           “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term means, with respect to a Participant, in addition to such meaning as shall have been or shall hereafter be ascribed to such term or similar terms from time to time by the jurisprudence or law: (i) a failure or refusal by the Participant to perform his or her customary duties or services for the Company or any Affiliate without lawful justification after being provided with 10 business days’ notice from the Company and an opportunity to cure such failure to perform, in a manner satisfactory to the Company or any Affiliate; (ii) the Participant's conviction for a criminal act or other indictable offence pursuant to the provisions of the Criminal Code or of any other criminal or penal statute of any jurisdiction which the Company or any Affiliate reasonably determines may have an adverse effect upon the reputation or good will of the Company or any Affiliate or on the performance of the Participant's duties, or the commission by the Participant of any indictable or criminal offence or act which denotes moral turpitude, whether relating or not to the course of employment; (iii) a breach by the Participant of, or his or her failure or refusal to perform, in any material respect, any of his or her obligations under any employment agreement, employee invention and confidentiality agreement or such other material written agreement between participant and the company or any related entity; (iv) wanting in adequate capacity or qualification to fulfil the Participant's employment functions; (v) any breach of any non-compete or non-solicitation covenant of the participant; or (vi) any dishonest or fraudulent act relating directly or indirectly to the course of employment. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(h)           “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, amalgamation, arrangement, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)           there is consummated a merger, amalgamation, arrangement, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, amalgamation, arrangement, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, amalgamation, arrangement, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, amalgamation, arrangement, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)          there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition;

(iv)           the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation; or

(v)            individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of the Plan, (A) the term Change in Control will not include a sale of assets, merger amalgamation, arrangement, or other transaction effected exclusively for the purpose of changing the domicile of the Company and the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply.

(i)            “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j)            “Committee” means a committee of one or more Independent Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(k)           “Common Share” means, as of the Effective Date, a common share in the share capital of the Company.

(l)            “Company” means Milestone Pharmaceuticals Inc. and any successor corporation thereto.

(m)          “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person. Consultants are not eligible to receive Awards under the Plan with respect to their services in such capacity.

(n)           “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(o)           “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)           a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)          a merger, amalgamation, arrangement, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)           a merger, amalgamation, arrangement, consolidation or similar transaction following which the Company is the surviving corporation but the Common Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, amalgamation, arrangement, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(p)           “Director” means a member of the Board. Directors are not eligible to receive Awards under the Plan with respect to their service in such capacity.

(q)           “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r)           “Dissolution” means when the Company, after having executed a certificate of dissolution with the Registraire des entreprises du Quebec, has completely wound up its affairs.

(s)           “Effective Date” means February 15, 2022.

(t)           “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(u)           “Entity” means a corporation, partnership, limited liability company or other entity.

(v)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w)           “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(x)           “Fair Market Value” means, as of any date, the value of the Common Shares determined as follows:

(i)            If the Common Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value of a Common Share will be, unless otherwise determined by the Board, the closing sales price for such share as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Shares) on the date of determination, as reported in a source the Board deems reliable.

(ii)           Unless otherwise provided by the Board, if there is no closing sales price for the Common Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)          In the absence of such markets for the Common Shares, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Section 409A of the Code.

(y)           “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z)           “Nonstatutory Stock Option” means any Option granted pursuant to Section 5 of the Plan that does not qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(aa)          “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(bb)          “Option” means a Nonstatutory Stock Option to purchase Common Shares granted pursuant to the Plan.

(cc)          “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(dd)          “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ee)          “Other Share Award” means an award based in whole or in part by reference to the Common Shares which is granted pursuant to the terms and conditions of Section 6(d).

(ff)           “Other Share Award Agreement” means a written agreement between the Company and a holder of an Other Share Award evidencing the terms and conditions of an Other Share Award grant. Each Other Share Award Agreement will be subject to the terms and conditions of the Plan.

(gg)         “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh)          “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ii)           “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(jj)           “Performance Criteria” means the one or more criteria that a majority of the Company’s Independent Directors or the Independent Compensation Committee will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by a majority of the Company’s Independent Directors or the Independent Compensation Committee: (i) sales; (ii) revenues; (iii) assets; (iv) expenses; (v) market penetration or expansion; (vi) earnings from operations; (vii) earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, incentives, service fees or extraordinary or special items, whether or not on a continuing operations or an aggregate or per share basis; (viii) net income or net income per common share (basic or diluted); (ix) return on equity, investment, capital or assets; (x) one or more operating ratios; (xi) borrowing levels, leverage ratios or credit rating; (xii) market share; (xiii) capital expenditures; (xiv) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (xv) share price, dividends or total shareholder return; (xvi) development of new technologies or products; (xvii) sales of particular products or services; (xviii) economic value created or added; (xix) operating margin or profit margin; (xx) customer acquisition or retention; (xxi) raising or refinancing of capital; (xxii) successful hiring of key individuals; (xxiii) resolution of significant litigation; (xxiv) acquisitions and divestitures (in whole or in part); (xxv) joint ventures and strategic alliances; (xxvi) spin-offs, split-ups and the like; (xxvii) reorganizations; (xxviii) recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; (xxix) or strategic business criteria, consisting of one or more objectives based on the following goals: achievement of timely development, design management or enrollment, meeting specified market penetration or value added, payor acceptance, patient adherence, peer reviewed publications, issuance of new patents, establishment of or securing of licenses to intellectual property, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings, approvals or milestones, discovery of novel products, maintenance of multiple products in pipeline, product launch or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third party collaborations), manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions, divestitures or other business combinations (in whole or in part), joint ventures or strategic alliances; and (xxx) other measures of performance selected by the Board.

(kk)        “Performance Goals” means, for a Performance Period, the one or more goals established by a majority of the Company’s Independent Directors or the Independent Compensation Committee for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. A majority of the Company’s Independent Directors or the Independent Compensation Committee is authorized at any time in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Board’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, a majority of the Company’s Independent Directors or the Independent Compensation Committee is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (iii) to exclude the effect of any change in the outstanding Common Shares of the Company by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, a majority of the Company’s Independent Directors or the Independent Compensation Committee is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (v) to exclude the effects to any statutory adjustments to corporate tax rates; and (vi) to make other appropriate adjustments determined by a majority of the Company’s Independent Directors or the Independent Compensation Committee.

(ll)           “Performance Period” means the period of time selected by a majority of the Company’s Independent Directors or the Independent Compensation Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Share Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of a majority of the Company’s Independent Directors or the Independent Compensation Committee.

(mm)       “Performance Share Award” means a Share Award granted under the terms and conditions of Section 6(c)(i).

(nn)         “Plan” means this Milestone Pharmaceuticals Inc. 2021 Inducement Plan.

(oo)          “Restricted Share Award” means an award of Common Shares which is granted pursuant to the terms and conditions of Section 6(a).

(pp)         “Restricted Share Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Award evidencing the terms and conditions of a Restricted Share Award grant. Each Restricted Share Award Agreement will be subject to the terms and conditions of the Plan.

(qq)          “Restricted Share Unit Award” means a right to receive Common Shares which is granted pursuant to the terms and conditions of Section 6(b).

(rr)         “Restricted Share Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Unit Award evidencing the terms and conditions of a Restricted Share Unit Award grant. Each Restricted Share Unit Award Agreement will be subject to the terms and conditions of the Plan.

(ss)         “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(tt)           “Securities Act” means the Securities Act of 1933, as amended.

(uu)         “Share Appreciation Right” or “SAR” means a right to receive the appreciation on Common Shares that is granted pursuant to the terms and conditions of Section 5.

(vv)           “Share Appreciation Right Agreement” means a written agreement between the Company and a holder of a Share Appreciation Right evidencing the terms and conditions of a Share Appreciation Right grant. Each Share Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(ww)        “Share Award” means any right to receive Common Shares granted under the Plan, a Nonstatutory Stock Option, a Restricted Share Award, a Restricted Share Unit Award, a Share Appreciation Right, a Performance Share Award or any Other Share Award.

(xx)         “Share Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Share Award grant. Each Share Award Agreement will be subject to the terms and conditions of the Plan.

(yy)         “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(zz)         “Tax Act” means the Income Tax Act (Canada), as amended, including any applicable regulations and guidance thereunder.

(aaa)       “Transaction” means a Corporate Transaction or a Change in Control.

Milestone Pharmaceuticals Inc.

2021 Inducement Plan

Stock Option Grant Notice

Milestone Pharmaceuticals Inc. (the “Company”), pursuant to its 2021 Inducement Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of the Company’s Common Shares set forth below. This option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Common Shares Subject to Option:
Exercise Price (per share):
Total Exercise Price:
Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule:	[______________], subject to Optionholder’s Continuous Service as of each such date.

Payment:	By one or a combination of the following items (described in the Option Agreement):
☐ By cash, check, bank draft or money order payable to the Company
☐ Pursuant to a Regulation T Program if the shares are publicly traded
☐ Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of, if applicable, (i) equity awards previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement or other written agreement entered into between the Company and Optionholder specifying the terms that should govern this option upon the terms and conditions set forth therein.

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By accepting this option, Optionholder acknowledges having received and read the Stock Option Grant Notice, the Option Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Optionholder consents to receive Plan and related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Optionholder acknowledges and agrees that all information (including personal information) provided to the Company or an Affiliate in order to administer the Plan may be disclosed to third parties (including persons located in jurisdictions other than the Optionholder’s jurisdiction of residence) and may be disclosed to such persons, in connection with the administration of the Plan.

Milestone Pharmaceuticals Inc.	Optionholder:

By:
Signature	Signature
Title:	Date:
Date:

Attachments: Option Agreement, 2021 Inducement Plan and Notice of Exercise

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Attachment I

Milestone Pharmaceuticals Inc.

2021 Inducement Plan

Option Agreement

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Milestone Pharmaceuticals Inc. (the “Company”) has granted you an option under its 2021 Inducement Plan (the “Plan”) to purchase the number of shares of the Company’s Common Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). This Option is granted in compliance with Nasdaq Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.            Vesting. Subject to the provisions contained herein, your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.            Number of Shares and Exercise Price. The number of Common Shares subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.            Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.            Method of Payment. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)            Provided that at the time of exercise the Common Shares are publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

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(b)            Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Common Shares issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Common Shares will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

5.            Whole Shares. You may exercise your option only for whole Common Shares.

6.            Securities Law Compliance. In no event may you exercise your option unless the Common Shares issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

7.            Term. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)            immediately upon the termination of your Continuous Service for Cause;

(b)            three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 7(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above regarding “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any Common Shares received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Shares received upon exercise of your option would not be in violation of the Company’s insider trading policy. Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)            twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 7(d) below);

(d)            eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)            the Expiration Date indicated in your Grant Notice; or

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(f)             the day before the tenth (10th) anniversary of the Date of Grant.

8.            Exercise.

(a)            You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, equity plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)            By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the Common Shares are subject at the time of exercise, or (iii) the disposition of Common Shares acquired upon such exercise.

(c)            By accepting your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Common Shares or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Common Shares until the end of such period. You also agree that any transferee of any Common Shares (or other securities) of the Company held by you will be bound by this Section 8(d). The underwriters of the Company’s shares are intended third party beneficiaries of this Section 8(d) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

9.            Transferability. Except as otherwise provided in this Section 9, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)            Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)            Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

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(c)            Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Shares or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Shares or other consideration resulting from such exercise.

10.          Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective shareholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.          Withholding Obligations.

(a)            At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)            Upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Common Shares otherwise issuable to you upon the exercise of your option a number of whole Common Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the maximum amount of tax permitted to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes).

(c)            You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such Common Shares or release such Common Shares from any escrow provided for herein, if applicable, unless such obligations are satisfied.

12.          Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per Common Share on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

13.          Notices. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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14.          Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

15.          Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

16.          Effect on Other Employee Benefit Plans. The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17.          Voting Rights. You will not have voting or any other rights as a shareholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18.          Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.          Miscellaneous.

(a)            The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)            You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

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(c)            You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)            This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)            All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f)            You acknowledge and agree that your participation in the Plan and acceptance of your option is entirely voluntary and not obligatory and shall not be interpreted as conferring upon you any rights or privileges other than those rights and privileges expressly provided in the Plan and this Option Agreement.

*      *      *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

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Attachment II

2021 Inducement Plan

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Attachment III

Notice of Exercise

Milestone Pharmaceuticals Inc.
1111 Dr. Frederik-Philips Boulevard, Suite 420	Date of Exercise:
Montréal, Québec CA H4M 2X6

This constitutes notice to Milestone Pharmaceuticals Inc. (the “Company”) under my stock option that I elect to purchase the below number of Common Shares of the Company (the “Shares”) for the price set forth below.

Type of option:		Nonstatutory
Stock option dated:
Number of Shares as to which option is exercised:
Certificates to be issued in name of:
Total exercise price:	$		$
Cash payment delivered herewith:	$		$

[Value of ________ Shares delivered pursuant to net exercise[1]:	$	$	]
[Value of ________ Shares pursuant to net exercise[2]:	$	$	]
[Regulation T Program (cashless exercise3):	$	$	]

1        The Company must have established net exercise procedures at the time of exercise, in order to utilize this payment method.

2        The Company must have established net exercise procedures at the time of exercise, in order to utilize this payment method.

3        Shares must meet the public trading requirements set forth in the option.

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By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Milestone Pharmaceuticals Inc. 2021 Inducement Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Common Shares or other securities of the Company for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request to facilitate compliance with FINRA Rule 2241 or any successor or similar rule or regulation) (the “Lock-Up Period”). I further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

Very truly yours,

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